Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

APCOA/STANDARD PARKING, INC.

It is hereby certified that:

1.                                       The name of the corporation (hereinafter called the “Corporation”) is APCOA/Standard Parking, Inc.

2.                                       The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking Article I in its entirety and replacing it with the following:

“The name of the corporation is Standard Parking Corporation.”

3.                                       The Amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware (the “GCL”) and, pursuant to Section 228(e) of the GCL, prompt written notice of the adoption of this Certificate of Amendment to the Certificate of Incorporation has been given to those stockholders who have not consented in writing.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer this 31st day of March, 2003.

APCOA/STANDARD PARKING, INC.

By:	/s/ James A. Wilhelm
Name:	James A. Wilhelm
Title:	Chief Executive Officer and President